Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEARSIGN COMBUSTION CORPORATION ANNOUNCES COMPLETION OF INITIAL PUBLIC OFFERING OF COMMON STOCK

SEATTLE, WA - April 30, 2012 - ClearSign Combustion Corporation (Nasdaq: CLIR) today announced the completion of its previously announced public offering of 3,000,000 shares of its common stock. Gross proceeds to the Company of the public offering are $12 million.

MDB Capital Group LLC acted as the underwriter for the offering.

The securities described above were sold by the Company pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Copies of the final prospectus relating to this offering may be obtained from MDB Capital Group LLC, 401 Wilshire Boulevard, Suite 1020, Santa Monica CA 90401, (310) 526-5000.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops technologies that aim to improve key performance characteristics of combustion systems including energy efficiency, emissions control, fuel flexibility and overall cost effectiveness. Our Electrodynamic Combustion Control™ (ECC™) platform technology improves control of flame shape and heat transfer and optimizes the complex chemical reactions that occur during combustion in order to minimize harmful emissions. For more information about the Company, please visit www.clearsigncombustion.com

About MDB Capital Group

MDB Capital Group LLC is an investment banking and institutional research firm focused exclusively on companies possessing or seeking to develop market changing, disruptive technologies and intellectual property. For more information on MDB Capital Group, please visit www.mdb.com

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

CONTACT:

John McFarland,

Investor Relations

(206) 673-4848

john@clearsigncombustion.com